Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We have issued our reports dated August 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Catalent, Inc. on Form 10-K for the year ended June 30, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of Catalent, Inc. on Forms S-8 (File No. 333-197726, File No. 333-228438 and File No. 333-278578) and Form S-3 (File No. 333-267639).
/s/ Grant Thornton LLP

New York, NY
September 6, 2024